Exhibit 8.1

March 14, 2006

AvalonBay Communities, Inc.

2900 Eisenhower Avenue, Suite 300

Alexandria, Virginia 22314

Ladies and Gentlemen:

This opinion letter is delivered to you in our capacity as counsel to AvalonBay Communities, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which relates to the sale from time to time of an indeterminate amount of debt securities (“Debt Securities”), shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and shares of common stock, par value $0.01 per share (“Common Stock”), or any combination of Debt Securities, Preferred Stock and Common Stock (collectively, the “Securities”), having a maximum aggregate public offering price of $750,000,000. The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement. This opinion relates to the Company’s qualification for federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years commencing with the Company’s taxable year ended December 31, 1994 and the accuracy of certain matters discussed in the Registration Statement under the heading “Federal Income Tax Considerations and Consequences of Your Investment.”

In rendering the following opinion, we have reviewed and relied upon the Company’s articles of incorporation, as amended, and the Company’s bylaws, as amended. For purposes of our opinion, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinion, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, and (vi) the accuracy and completeness of all records made available to us.

We also have reviewed and relied upon the representations, statements and covenants of the Company contained in a letter that it provided to us in connection with the preparation of this opinion (the “REIT Certificate”) regarding the formation, organization and operation of the

Company and other matters affecting the Company’s ability to qualify as a REIT. We have neither investigated nor verified such representations and statements and the Company’s ability to comply with such covenants. We assume that each such representation, statement and covenant has been, is, and will be true, correct and complete, that the Company and any subsidiaries are and will be owned and operated in accordance with the REIT Certificate and that all representations, statements and covenants that speak to the best of the belief and/or knowledge of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent that the REIT Certificate speaks to the intended or future organization, ownership or operations of the Company, we assume that the Company will in fact be organized, owned and operated in accordance with such stated intent.

The opinion set forth below is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as of the date of this letter (or to the extent different and relevant for a taxable year ended on or before December 31, 2005, as in effect for the applicable taxable year). All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect; any changes to the foregoing authorities might result in modifications of our opinions contained herein.

Based upon and subject to the foregoing, we are of the opinion that (i) commencing with the taxable year ended December 31, 1994, the form of organization of the Company and its prior and proposed ownership and operations as described in the REIT Certificate are such as to enable the Company to qualify as a REIT under the applicable provisions of the Code and (ii) the statements set forth under the heading “Federal Income Tax Considerations and Consequences of Your Investment” in the Registration Statement, insofar as such statements constitute matters of law, summaries of legal matters, legal documents, contracts or legal proceedings, or legal conclusions, are correct in all material respects.

We express no opinions other than those expressly set forth herein. Furthermore, the Company’s qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT. We have not verified and will not verify the Company’s compliance with those requirements, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements or the representations made to us with respect thereto. Our opinions are not binding on the Internal Revenue Service, and the Internal Revenue Service may disagree with and challenge the opinions contained herein. A court may sustain such a challenge. Except as specifically discussed above, the opinions expressed herein are based upon the law as it currently exists.

Future changes in the law may cause the federal income tax treatment of the Company to be materially and adversely different from that described above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

We are rendering this opinion letter to you in connection with the Registration, and this opinion letter may not be relied upon by any other person or for any other purpose without our prior written consent. This opinion speaks only as of the date hereof. We undertake no obligation to update this opinion or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate).

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP